EXHIBIT 99.1

Pharmed Chairman and CEO Joins MasTec Board

         CORAL GABLES, Fla., Sept. 8 /PRNewswire-FirstCall/ — MasTec, Inc. (NYSE: MTZ) today announced that Mr. Carlos M. de Cespedes has joined MasTec’s Board of Directors.

         Mr. de Cespedes is Chairman and CEO of Pharmed Group Holdings of Miami. In 1980, Mr. de Cespedes co-founded Pharmed with his brother, Jorge, and it has grown under their leadership to almost $600 million in revenues for 2003. Pharmed is the largest minority-owned distributor of medical, surgical and rehabilitative supplies in the United States.

         Pharmed has been the recipient of several prestigious awards. Hispanic Business Magazine recognized Pharmed as one of the “fastest growing Hispanic companies in the United States.” Exemplifying the finest innovative business techniques, marketing and sales strategies, as well as management strength and entrepreneurship, Pharmed was awarded the prestigious Cutting Edge Award in 2001 for the state of Florida. In 2003, Pharmed received the Ernst & Young National Entrepreneur of the Year — Life Sciences Category Award and Hispanic Business Magazine’s Trade Industry Entrepreneur Award.

        Additionally, in conjunction with Robert L. Johnson, Founder and CEO of BET Network, the de Cespedes interests include minority ownership in Bobcats Basketball Holdings, LLC, which owns and operates the National Basketball Association’s Charlotte Bobcats.

        In addition to his professional interests, Mr. de Cespedes has been actively involved in numerous charitable and community organizations, including the Board of Directors for Florida International University. Additionally, he has served on boards for the University of Miami’s ALS Foundation, Mesa Redonda and Alliance for Ethical Government. Support for other community organizations includes the American Red Cross, American Diabetes Association and American Heart Association.

        “We are pleased to have an entrepreneur of Mr. de Cespedes’s stature and business talents join us on MasTec’s Board of Directors,” commented Jorge Mas, Chairman of the Board of MasTec. “His experience in a high-growth, highly competitive environment will be a valuable resource for our management team.”

        MasTec (http://www.mastec.com ) is a leading communications, broadband, intelligent traffic and energy infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

        This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.